KEY MANAGER
RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE FMC CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

THIS KEY MANAGER RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between FMC Corporation (the “Company”) and [Participant Name] (the “Participant”).
WHEREAS, the Company maintains the FMC Corporation Incentive Compensation and Stock (the “Plan”); and
WHEREAS, Section 13 of the Plan authorizes the grant of Awards payable in, and valued with reference to, Common Stock; and
WHEREAS, as an inducement to remain in the service with the Company or its Affiliates and as an incentive for increased efforts during such service, the Compensation and Organization Committee of the Company’s Board of Directors has approved this grant of restricted stock units to the Participant on the terms described below, effective [Grant Date] (the “Grant Date”).
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units.
(a)    Pursuant to the Plan and as of the Grant Date, the Company hereby awards to the Participant [Number of Shares Granted] restricted stock units on the terms and conditions set forth herein (the “Units”). The terms of the Plan, as it may be amended and continued, are incorporated herein by this reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan. To the extent there is a conflict between the Plan and this Agreement, the Plan will prevail.
(b)    Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one share of Common Stock (each a “Share”) at a specified time. The Units will become vested, and Shares will be issued in respect of vested Units, as set forth in this Agreement.
2.    Vesting.
(a)    Subject to the Participant’s continued employment by the Company or any of its Affiliates through the applicable date or event, 100% of the Units shall become vested on:

Key Manager Restricted Stock Unit Award Agreement

(i)    the fourth anniversary of the date of grant (the “Specified Date”); or
(ii)    if sooner, upon:
(A)    the date of the Participant’s death;
(B)    the date of the Participant’s Disability; or
(C)    the cessation of the Participant’s employment with the Company and its Affiliates within two years following a Change in Control due to either a termination by the Company or an Affiliate without Cause or a resignation by the Participant with Good Reason (as defined in Section 18).
(b)    In addition, if prior to the date the Units otherwise vest the Participant’s employment is terminated by the Company without Cause other than within two years following a Change in Control, a pro-rata portion of the Units (based on the number of days the Participant was employed by the Company or any of its Affiliates from and after the Grant Date and prior to the Specified Date, relative to the total number of days in the period beginning on the Grant Date and ending on the Specified Date) shall become vested on the effective date of such termination of employment.
(c)    Upon a cessation of the Participant’s employment with the Company or any of its Affiliates, any Unit that has not become vested on or prior to the effective date of such cessation will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(d)    The application of Sections 2(a)(ii)(C) and 2(b) is in each case conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company and its Affiliates in a form prescribed by the Company, and (ii) such release becoming irrevocable within 60 days following the cessation of the Participant’s employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, the Units will be forfeited as of the effective date of the cessation of the Participant’s employment and the Participant will have no further rights with respect thereto.
3.    Timing of Issuance. As soon as practicable (and in any case within 2½ months) following the date Units become vested hereunder, and subject to the satisfaction of applicable tax withholding requirements, Shares will be issued in respect of those vested Units. However, if the Units vest as a result of the application of Section 2(a)(ii)(C) or 2(b) and the period for the required release to become irrevocable under Section 2(d)(ii) spans two calendar years, Shares will not be issued prior to the start of that second calendar year. Fractional Shares will be rounded up to the next whole Share.

Key Manager Restricted Stock Unit Award Agreement

4.    Non-Transferability. Neither the Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company.
5.    Stockholder Rights.
(a)    The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
(b)    The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to its Common Stock while Units are outstanding hereunder, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of a number of Shares equal to the number of Units outstanding hereunder (whether or not vested) on the record date of such dividend or distribution. Such special cash payment will be paid at the same time as the related dividend or distribution and will be subject to withholding for applicable taxes.
6.    No Limitation on Rights of the Company. The granting of Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
7.    Clawback Policy. To the extent the Participant is a current or former executive officer of the Company, the Units, any Common Stock or other securities or property issued in respect of the Units, and the rights of the Participant hereunder, are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts paid or credited to current or former executive officers of the Company. The Compensation Committee of the Company’s Board of Directors will make any determination for clawback or recovery under any such policy in its sole discretion and in accordance with any applicable law or regulation, and the Participant agrees to be bound by any such determination.
8.    Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment at any time for any reason, with or without cause.
9.    Tax Treatment and Withholding.
(a)    The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this

Key Manager Restricted Stock Unit Award Agreement

Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
(b)    It is a condition to the Company’s obligation to issue Shares hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations arising in connection with this Award (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares will be permanently forfeited. The Company, in its discretion, may withhold Shares otherwise issuable hereunder in satisfaction of the minimum amount required to be withheld in connection with this Award (based on the Fair Market Value of such Shares on the date of such withholding).
10.    Notices.
(a)    Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, FMC Corporation, 1735 Market Street, Philadelphia, PA 19103, and any notice to the Participant (or other person entitled to receive the Units) will be addressed to such person at the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 9(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.
(b)    The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.
11.    Beneficiaries. In the event of the death of the Participant, the issuance of Shares under Section 3 shall be made in accordance with the Participant’s written beneficiary designation on file with the Company or its representative and/or agent (if such a designation has been duly filed with the Company or its representative and/or agent, in the form prescribed by the Company and in accordance with the notice provisions of Section 10(a)). In the absence of any such beneficiary designation, the delivery of Shares under Section 3 will be made to the person or persons to whom the Participant’s rights shall pass by will or by the applicable laws of intestacy.

Key Manager Restricted Stock Unit Award Agreement

12.    Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) he or she has read the Plan, (c) all Units are subject to the Plan, (d) in the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern, and (e) pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
13.    Entire Agreement. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto.
14.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the principles of conflicts-of-laws.
15.    Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company for purposes of implementing, performing or administering the Plan or any related benefit. Participant expressly gives his consent to the Company to process such personal data.
16.    Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
17.    Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
18.    Good Reason. For purposes of this Agreement, “Good Reason” will have the meaning defined in the Participant’s Individual Agreement, if any. If no Individual Agreement exists, “Good Reason” will mean the occurrence of any one or more of the following:
(a)    The assignment to the Participant of duties materially inconsistent with his or her authorities, duties, responsibilities or position, or a material adverse change in the Participant’s authorities, duties, responsibilities, position or reporting requirements;
(b)    The Company’s relocation of the Participant’s principal worksite by more than (50) miles, excepting travel substantially consistent with the Participant’s business obligations; or
(c)    A material reduction in the Participant’s base salary.

Key Manager Restricted Stock Unit Award Agreement

provided that any such event will constitute Good Reason only if the Participant notifies the Company in writing of such event within 90 days following the initial occurrence thereof, the Company fails to cure such event within 30 days after receipt from the Participant of written notice thereof, and the Participant resigns his or her employment within 180 days following the initial occurrence of such event.

[Signature Page Follows.]

Key Manager Restricted Stock Unit Award Agreement

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

FMC CORPORATION
By:	/S/ Pierre R. Brondeau
Title:	Chairman, President and Chief Executive Officer
Date:	[Grant Date]
PARTICIPANT

Signature:	[Signed Electronically]
Date:	[Acceptance Date]

Key Manager Restricted Stock Unit Award Agreement